Exhibit 99.1

FOR IMMEDIATE RELEASE

Crinetics Pharmaceuticals Reports Second Quarter 2021 Financial Results

and Provides Corporate Update

– Commenced dosing in Phase 3 PATHFNDR-1 study –

– Phase 1 single-ascending dose data demonstrate the dose-dependent and clinically-significant pharmacodynamic effects of CRN04894 –

– Phase 1 data for CRN04777 expected in September –

SAN DIEGO – August 10, 2021 – Crinetics Pharmaceuticals, Inc. (Nasdaq: CRNX), a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors, today announced financial results for the second quarter ended June 30, 2021 and provided a corporate update.

“We’ve seen advancements across our pipeline over the past months, with the commencement of dosing in the Phase 3 PATHFNDR-1 trial of paltusotine in acromegaly and the announcement of data from CRN04894’s Phase 1 program,” said Scott Struthers, Ph.D., Founder and Chief Executive Officer of Crinetics. “This program continues to follow the blueprint of paltusotine’s success, as early clinical data have provided proof-of-concept by demonstrating the dose-dependent and clinically-significant pharmacodynamic effects of CRN04894 on a well validated hormonal biomarker. We are also mirroring this approach with our somatostatin receptor type 5 agonist, CRN04777, and remain on track to report data from the single-ascending dose cohorts of the ongoing Phase 1 trial in September.”

Dr. Struthers continued, “Looking forward, our strong financial foundation and talented team of in-house endocrinology experts leaves us well positioned to execute on our corporate and clinical objectives. Through the continued advancement of our pipeline, we aim to solidify our position as a leader in the design and development of novel small molecule drugs for endocrine diseases.”

Second Quarter and Subsequent Highlights

•

Reported positive data from single-ascending dose (SAD) cohorts of first-in-human study of CRN04894.  In August 2021, Crinetics announced positive data from the SAD cohorts of an ongoing Phase 1 study of its ACTH antagonist, CRN04894. Preliminary data provided evidence of clinically relevant cortisol suppression. CRN04894 demonstrated dose-dependent reductions in basal cortisol levels as well as suppression of cortisol following ACTH challenge. In addition, the data suggests that CRN04894 was orally bioavailable and demonstrated dose-proportional pharmacokinetics. CRN04894 was well-tolerated, and all adverse events were considered mild. The data is supportive of proceeding to the multiple-ascending dose cohorts of the Phase 1 study and additional data is expected in the fourth quarter of 2021.

•

Commenced dosing in Phase 3 PATHFNDR-1 study. In June 2021, Crinetics announced that the first patient had been dosed in PATHFNDR-1, one of two planned Phase 3 trials assessing the safety and efficacy of once-daily oral paltusotine that together will evaluate paltusotine in a wide cross section of acromegaly patients. Topline data from PATHFNDR-1 is expected to be available in 2023.

•

Strengthened balance sheet with successful common stock offerings. In April 2021, Crinetics completed an underwritten follow-on offering and raised gross proceeds of approximately $75.0 million and in August 2021,

Crinetics entered into a securities purchase agreement with Frazier Healthcare Partners for the private placement of 851,306 shares at $17.62 per share, raising gross proceeds of $15.0 million.
•

Appointed Garlan Adams as General Counsel. In June 2021, Crinetics strengthened its leadership team with the appointment of Ms. Adams to the newly created role of General Counsel. Ms. Adams brings more than two decades of experience managing legal and compliance matters associated with the development and commercialization of innovative pharmaceutical and biotechnology products.

Second Quarter 2021 Financial Results

•

Research and development expenses were $20.5 million for the three months ended June 30, 2021, compared to $12.6 million for the same period in 2020. The increase was primarily due to an increase in personnel costs of $3.0 million, of which stock-based compensation was $1.1 million, and increased spending on manufacturing and development activities of $4.1 million associated with our clinical and nonclinical activities for paltusotine and our other clinical and preclinical programs.

•

General and administrative expenses were $5.6 million for the three months ended June 30, 2021, compared to $4.3 million for the same period in 2020. The increase was primarily due to additional personnel costs of $0.8 million, of which stock-based compensation was $0.6 million.

•	Net loss for the three months ended June 30, 2021 was $26.1 million, compared to a net loss of $16.5 million for the three months ended June 30, 2020.
•

Unrestricted cash, cash equivalents and investments totaled $203.8 million as of June 30, 2021, compared to $170.9 million as of December 31, 2020. The increase was attributable to the $72.6 million net proceeds from the common stock offering completed in April.

•	As of July 31, 2021, the company had 38,563,660 common shares outstanding.

About Crinetics Pharmaceuticals

Crinetics Pharmaceuticals is a clinical stage pharmaceutical company focused on the discovery, development, and commercialization of novel therapeutics for rare endocrine diseases and endocrine-related tumors. The company’s lead product candidate, paltusotine (formerly CRN00808), is an investigational, oral, selective nonpeptide somatostatin receptor type 2 biased agonist for the treatment of acromegaly, an orphan disease affecting more than 26,000 people in the United States. A Phase 3 program in acromegaly with paltusotine is underway. Crinetics also plans to advance paltusotine into a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors. The company is also developing CRN04777, an investigational, oral, nonpeptide somatostatin receptor type 5 (SST5) agonist for congenital hyperinsulinism, as well as CRN04894, an investigational, oral, nonpeptide ACTH antagonist for the treatment of Cushing’s disease, congenital adrenal hyperplasia, and other diseases of excess ACTH. All of the company’s drug candidates are new chemical entities resulting from in-house drug discovery efforts and are wholly owned by the company.

Forward-Looking Statements

Crinetics cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements regarding: the potential benefits of CRN04984 for patients with conditions of ACTH excess, including Cushing’s disease and congenital adrenal hyperplasia; the design and timing of data from the Phase 1 clinical trial of CRN04984; plans to advance paltusotine into a Phase 2 trial for the treatment of carcinoid syndrome associated with neuroendocrine tumors; and plans to advance other pipeline product candidates and to invest in the small molecule discovery approach. The inclusion of forward-looking statements should not be regarded as a representation by Crinetics that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in Crinetics’ business, including, without limitation: preliminary data that we report may change following a more comprehensive review of the data related to the clinical trials and such data may not accurately reflect the complete results of a clinical trial, and the FDA and other regulatory authorities may not agree with our interpretation of such results; advancement of CRN04894 into later stage trials are dependent on and subject to the receipt of further feedback from the FDA; we may not be able to obtain, maintain and enforce our patents and other intellectual property rights, and it may be prohibitively difficult or costly to protect such rights; the COVID-19 pandemic may disrupt Crinetics’ business and that of the third parties on which it depends, including delaying or otherwise disrupting its clinical trials and preclinical studies, manufacturing and supply chain, or impairing employee productivity; the company’s dependence on third parties in connection with product manufacturing, research and preclinical and clinical testing; the success of Crinetics’ clinical trials and nonclinical studies for paltusotine, CRN04894, CRN04777, and its other product candidates; regulatory developments in the United States and foreign countries; unexpected adverse side effects or inadequate efficacy of the company’s product candidates that may limit their development, regulatory approval and/or commercialization; Crinetics may use its capital resources sooner than it expects; and other risks described under the heading “Risk Factors” in documents the company files from time to time with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and Crinetics undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contacts:

Marc Wilson

Chief Financial Officer

IR@crinetics.com

(858) 450-6464

Investors / Media:
Corey Davis
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
(212) 915-2577

Aline Sherwood
Scienta Communications
asherwood@scientapr.com
(312) 238-8957

CRINETICS PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENT DATA

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
STATEMENTS OF OPERATIONS DATA:
Grant revenues	$-	$-	$-	$71
Operating expenses:
Research and development	20,487	12,607	38,071	26,469
General and administrative	5,602	4,322	10,936	8,313
Total operating expenses	26,089	16,929	49,007	34,782
Loss from operations	(26,089)	(16,929)	(49,007)	(34,711)
Total other income (expense), net	(6)	438	11	860

Net loss	$(26,095)	$(16,491)	$(48,996)	$(33,851)

Net loss per share - basic and diluted	$(0.70)	$(0.53)	$(1.40)	$(1.21)
Weighted-average shares - basic and diluted	37,061	31,409	35,048	27,948

	June 30, 2021	December 31, 2020
BALANCE SHEET DATA:
Cash, cash equivalents and investments	$203,762	$170,880
Working capital	$199,436	$167,003
Total assets	$216,929	$183,445
Total liabilities	$15,489	$14,526
Accumulated deficit	$(216,610)	$(167,614)
Total stockholders’ equity	$201,440	$168,919